EXHIBIT 4(f)

PINNACLE BANC GROUP, INC.
1990 INCENTIVE STOCK OPTION PLAN

          This Plan is designed to provide, through the medium of options on Common Stock ("Common Stock") of Pinnacle Banc Group, Inc. (the "Company"), additional incentives for extraordinary service to certain officers and key employees of the Company and its subsidiaries and, by encouraging stock ownership, to increase their proprietary interest in the success of the Company and its subsidiaries.

I.	ADMINISTRATION

The plan shall be administered by the Board of Directors of the Company (the "Board") acting through its Compensation Committee.

II.	SHARES SUBJECT TO THE PLAN

The shares to be offered under the Plan shall be the authorized but unissued shares of the Company's Common Stock which have been reacquired by the Company. The aggregate number of shares which may be issued under options shall be 246,666 shares. However, the aggregate number of shares shall be further increased to reflect any changes in capitalization as described in Section V hereof.

III.	ELIGIBILITY AND PARTICIPATION

The employees eligible to receive options shall consist of the key employees (including officers, whether or not they are Directors) of the Company and its subsidiaries. In determining the employees to whom options shall be granted and the number of shares to be covered by each option, the Board may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Board in its discretion shall deem relevant. The granting of an option shall impose no obligation upon the employee to exercise such option. Except as provided below, no option granted hereunder may be granted to any employee is such employee owns, at the time the option is granted, more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, provided, however, that an option may be granted to a shareholder owning more than 10% of the combined voting power of all stock if at the time the option is granted the option price is at least 110% of the fair market value of the stock and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted.

IV.	CHARACTERISTICS OF OPTIONS

A.	Option Price: The option price of the shares subject to an option shall be determined by the Board, but shall not be less than 100% of the fair market value of such shares at the time the option is granted.

B.	Exercise of Options: The Board shall have authority in its discretion to prescribe in any option agreement that the option can be exercised in full at any time or from time to time during the term of the option, or to provide for the exercise thereof in such installments at such times during said term as the Board may determine. However, in no event may the option be exercisable after ten (10) years from the date the option is granted. Except as provided in Paragraphs F and G, an option shall not be exercisable unless an individual shall, at the time of exercise, be an employee of the Company or one of its subsidiaries.

C.	Amount of Options: The aggregate fair market value (determined at the time of grant) of the stock with respect to which options are exercisable for the first time by an individual during any calendar year shall not exceed $100,000.

D.	Medium and Time of Payment: The option price shall be payable in United States dollars upon the exercise of the option and may be paid in cash, by check, or if the Company consents, with stock of the Company.

E.	Transferability: Options shall not be transferable other than by will or by the laws of descent and distribution, and during an optionee's lifetime shall be exercisable only by the optionee.

F.	Exercise After Death: If an optionee shall die while still in the employ of the Company or one of its subsidiaries without having exercised an option to the full extent the option can be exercised at that time or within a period of three (3) months thereafter, the person or persons to whom the option is transferred by will or by the laws of descent and distribution may, within three (3) months after the date of the optionee's death, purchase all or any portion of the shares which could be purchased as the time of the optionee's death or within the three (3) month period thereafter, provided, however, that under no circumstances may an option be exercised after ten (10) years from the date of the grant of the option.

G.	Termination of Employment: If the optionee, or the Company or one of its subsidiaries, shall terminate the employment of the optionee with the Company or one of its subsidiaries, the options granted shall expire within thirty (30) days of termination of said employment, during which period of time those options eligible for exercise on the date of termination of employment, or within the thirty (30) day period thereafter, may be exercised provided, however, that in no event shall an option be exercised after the expiration of its term. In the case of termination of employment on account of an optionee becoming disabled (within the meaning of Section 105(d)(4) of the Code), the thirty (30) day period shall be extended to one year.

V.	CHANGES IN STOCK

The number of shares of Common Stock covered by each outstanding option, the price per share thereof in each such option and the aggregate number of shares with respect to which options may be granted under the Plan shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of stock resulting from payment of a stock dividend on Common Stock, a subdivision or combination or shares of Common Stock, and (in accordance with the provisions contained in the following paragraph) in the event of a merger or consolidation in which the Company shall be the surviving corporation.

After any merger of one or more corporation into the Company, or after any consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, the holder of an option shall, at no additional cost, be entitled, upon the exercise of the option, to receive (subject to any required action by shareholders), in lieu of the number of shares as to which such option shall then be so exercised, the number and class of shares of stock or other securities to which the holder would have been entitled to pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation the holder had been the record owner of a number of shares of Common Stock equal to the number of shares as to which such option shall be so exercised. Comparable rights shall accrue to each holder in the event of successive mergers or consolidations of the character described above.

Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Company, or upon any merger or consolidation in which the Company is not the surviving corporation, each option granted under the Plan shall terminate; but the holder of the option shall have the right, immediately prior to such dissolution, liquidation, merger or consolidation, to exercise his option in whole or in part to the extent it had not been exercised, without regard to any installment limitations placed on the exercise of the option, but in no event shall an option be exercised after the expiration of its terms.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board in its sole discretion, whose determination in that respect shall be final, binding and conclusive; provided that each option granted pursuant to this Plan shall not be adjusted in a manner that causes the option to fail to continue to qualify as an "incentive stock option" within the meaning of Section 422A of the Code, and specifically, no option shall be adjusted in a manner which would cause the limitation of Paragraph C of Section IV to be exceeded in any given year.

VI.	RIGHTS AS A SHAREHOLDER

An optionee or transferee of an option shall have no rights as a shareholder with respect to any shares covered by the option until the optionee or transferee shall have become the holder of record of such shares, and no adjustment shall be made for dividends (ordinary or extraordinary), whether in cash, securities or other property) or distributions or other rights in respect of such shares for which the record date is prior to the date on which the optionee or transferee shall have become the holder of record thereof.

VII.	INVESTMENT PURPOSE

At the time of any exercise of any option, the Company may, it if shall deem it necessary or desirable for any reason connected with any law or regulation of any governmental authority relating to the regulation of securities, require the holder of the option to represent in writing to the Company that it is the holder's then intention to acquire shares for investment and not with a view to the distribution thereof. In such event no shares shall be issued to such holder unless and until the Company is satisfied that such representation is true and correct.

VIII.	APPLICATION OF PROCEEDS

The proceeds received from the sale of share pursuant to the Plan shall be sued for general corporation purposes.

IX.	TERM OF PLAN

The effective date of the Plan shall be April 24, 1990. The Plan shall be effective upon adoption by the Board and approval by the shareholders of the Company. Unless the Plan shall theretofore have been terminated as hereinafter provided, it shall terminate on and no option shall be granted hereunder after April 23, 2000.

X.	INTERPRETATION, AMENDMENT AND TERMINATION

The Board may interpret the Plan and any interpretation so made shall be binding on all holders of options; and the Board may prescribe, amend and rescind rules and regulations relating to the administration of the Plan and may make all other determinations necessary or advisable for such administration.

The Board may from time to time alter, suspend or discontinue the Plan.

Notwithstanding anything herein to the contrary, no action of the Board may (i) increase the number of share hereinafter reserved for purposes of the Plan, (ii) change the manner of determining the option price, (iii) permit granting options for an option period longer than herein provided, or (iv) grant options after April 23, 2000. No termination, suspension, modification or amendment of the Plan may, without the consent of an employee to whom any option shall theretofore have been granted, adversely affect the rights of such employee under such option. Furthermore, the Plan may not, without the approval of the shareholders, be amended in any manner that would cause options issued under it to fail to meet the requirements for "incentive stock options" as defined in Section 422A of the Code.